October 29, 2002

Board of Directors
Seven J Stock Farm, Inc.
16945 Northchase Drive, Suite 1800
Houston, TX  7700

Dear Sirs:

         You have requested Howard Frazier Barker Elliott, Inc., ("HFBE") to render its opinion (the "Opinion") to the Board of Directors of Seven J Stock Farms, Inc. ("Seven J" or the "Company"), a Texas corporation, in connection with certain transactions contemplated thereunder (the "Reorganization Transactions"), from a financial point of view, that the consideration to be received by the fractional shareholders of the Company (the "Fractional Shareholders") is fair to such holders. We understand that the Company intends to propose a plan of reorganization, which will provide for, among other things, a 1,000:1 reverse stock split of the Company's common stock and the purchase by the Company of all fractional shares resulting from the reverse stock split at a price of $3.89 per share.

         As part of our financial advisory activities, HFBE engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by you on numerous occasions.

         In rendering our written opinion, HFBE: (i) reviewed Seven J's Form 10-K and related financial information for the years ended October 31, 2000 and 2001; (ii) reviewed Seven J's Form 10-Q for the quarters ended January 31, 2002, April 30, 2002 and July 31, 2002; (iii) reviewed certain information relating to the business, earnings, cash flow, assets and prospects of Seven J furnished to HFBE by the Company; (iv) conducted discussions with members of senior management of Seven J concerning the Company's business and prospects; (v) reviewed the historical market prices and trading activity for the Company's common stock; (vi) discussed the expected operating results for the Company for the year ending October 31, 2002; (vii) reviewed the appraisals and other estimated values of certain assets held by the Company provided by management; and (viii) reviewed such other matters as HFBE deemed necessary, including an assessment of general economic, market and monetary conditions.

         In preparing its opinion, HFBE relied on the accuracy and completeness of all information supplied or otherwise made available to HFBE by Seven J and assumed that financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Seven J as to the expected future financial performance of the Company. HFBE did not independently verify such information or assumptions, including any financial forecasts, or undertake an independent appraisal of the assets of the Company. HFBE's opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and we do not have any obligation to update, revise or reaffirm this Opinion. In rendering our Opinion, we did not perform any procedures or analysis regarding the potential environmental liabilities of the Company, nor did we consider the impact of changes in the regulatory environment in which the Company operates.

Board of Directors
Seven J Stock Farm, Inc.
October 29, 2002
Page Two


         The opinion of HFBE was undertaken at the behest of and for the benefit of the Board of Directors alone. To the extent a vote of the Company's shareholders is required or sought, HFBE's opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Reorganization Transactions. The opinion does not address the relative merits of the Reorganization Transactions and any other transaction or business strategies discussed by the Company's Board of Directors as alternatives to the Reorganization Transactions or the decision of the Company's Board of Directors to proceed with the Reorganization Transactions. HFBE has not been requested to and did not solicit third party indications of interest in acquiring all or any part of the Company. No opinion is expressed by HFBE as to the price at which Seven J Common Stock may trade at anytime following the Reorganization Transactions.

         HFBE assumed that there had been no material change in the Company's financial condition, results of operations, business or prospects since the date of the last financial statements made available to HFBE. In addition, HFBE did not make an independent evaluation appraisal or physical inspection of the assets or individual properties of the Company.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to the partial analysis or summary description. Furthermore, in arriving at our opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In our analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein.

         Neither HFBE nor our employees have any present or contemplated future interest in the Company which might tend to prevent us from rendering a fair and unbiased opinion.

         Subject to and based upon the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the Fractional Shareholders is fair, from a financial point of view, to such holders.

Sincerely,

HOWARD FRAZIER BARKER ELLIOTT, INC.




By:      /S/ RONALD L. LATTA, JR.
         -------------------------------------
         Ronald L. Latta, Jr.
         Managing Director

                                  VALUATION OF
                            SEVEN J STOCK FARM, INC.

                    [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                  OCTOBER 2002

                            HFBE VALUES YOUR BUSINESS

                                  www.hfbe.com

TABLE OF CONTENTS

I.    Operations

II.   Financial Overview

III.  Conditions and Outlook

IV.   Valuation

EXHIBITS:

1. Opinion Letter From Appraisal By James Connor Smith
2. Appraisal By Hawkins James & Still Equipment Co.
3. Valuation Summary From Appraisal By Huddleston & Co., Inc.
4. Discount For Lack of Marketability

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

BACKGROUND

- Seven J Stock Farm, Inc. ("Seven J" or the "Company") was founded in 1948 in Texas.

- The Company's principal operations have consisted of and continue to consist of producing and selling field crops, leasing pastures and gathering natural gas through pipelines.

- The Company's fixed assets include 11,140 acres of land that adjoin the Trinity River located in Houston County, which is about 100 miles north of Houston, Texas. Improvements include 20 miles of roads, 84 miles of fencing, nine water wells, a 10 mile levee with pumping stations, five residences, three buildings, seven barns, two sheds, four corrals and one stable/tack room.

- The Company also receives oil and gas royalties for minerals underlying the land.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

BUSINESS

-  The Company operates in two principal segments: agriculture and oil and gas.

   - The Company considers the production and sale of field crops and the lease of ranch land not used in farming operations to be the agricultural segment.

   - The oil and gas segment consists of a gas gathering system owned by Madison Pipe Line Co. ("Madison"), a wholly owned subsidiary of Seven J.

- The Company holds a 50 percent interest in the Trinity Valley Pecan Company ("Trinity"), which currently engages in the retail sale of pecans and pecan products.

- In 2001, oil and gas accounted for 65 percent of revenues, while agriculture accounted for the remaining 35 percent.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

- The Company derives a substantial portion of its revenues from leasing its land, primarily through the following four avenues:

   - agricultural leases, which constitute 21.7 percent of the Company's total land;

   - a ranch lease to an unrelated party, which constitutes 10.8 percent of the total land;

   - a ranch lease to the Ranch Trust created under the will of J.R. Parten, which constitutes 64.7 percent of the total land; and

   - a land lease to John R. Parten, which constitutes 0.1 percent of the total land.

- Additionally, the land varies in terms of the level of development: 35 percent is native pasture; 36 percent is improved pasture; 23 percent is cropland; and 6 percent is wooded pasture.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

[CHART]

                                 LAND ALLOCATION

Parten Ranch Trust             64.7%
Unrelated Party Lease          10.8%
John R. Rarten Land Lease       0.1%
Agriculture Lease              21.7%
Other                           2.7%

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

[CHART]

                                   LAND USAGE

Improved Pasture          36%
Cropland                  23%
Wooded Pasture             6%
Native Pasture            35%

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

REVENUES

- Seven J derives nearly all of its revenues from the use of its land. Of the Company's total revenue, 44 percent comes from pipeline operations, 21 percent from oil & gas royalties, 17.2 percent from agriculture leases, 14.2 percent from ranch leases and 3.6 percent from other sources.

- Compared with 2000, total revenues increased 13.8 percent. All segment revenues increased, with the exception of net oil and gas royalties, which decreased by 8.1 percent because of a reduction in oil and gas production.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

REVENUES - COMPOSITION

[CHART]

                              REVENUE CONTRIBUTION

Oil & Gas Royalties                     21.30%
Farm Produce Sales                      17.15%
Ranch Lease Rentals                     14.18%
Contract and Irrigation Service          3.32%
Pipeline                                43.71%
Other Revenues                           0.35%

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

REVENUES - SEGMENT GROWTH

[CHART]

                          REVENUE AND GROWTH, 2000-2001

                                                  % OF                 % OF     GROWTH,
REVENUE NUMBERS                         2001      TOTAL      2000      TOTAL   2000-2001  TOTAL REVENUE
   Pipeline operations                  $632,000   43.71%    $595,000   46.81%      6.22%        $632,000
   Net oil and gas royalties             308,000   21.30%     335,000   26.36%     -8.06%        $940,000
   Ranch lease rentals                   205,000   14.18%     159,000   12.51%     28.93%      $1,145,000
   Farm produce sales                    248,000   17.15%     178,000   14.00%     39.33%      $1,393,000
   Contract and irrigation services       48,000    3.32%           0    0.00%    100.00%      $1,441,000
   Other revenues                          5,000    0.35%       4,000    0.31%     25.00%      $1,446,000
                                    ----------------------------------------------------------------------
     Total                            $1,446,000  100.00%  $1,271,000  100.00%     13.77%


                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

PIPELINE

- Since 1977, Seven J, through its wholly owned subsidiary Madison Pipe Line Co. ("Madison"), has maintained and operated a gathering system that serves producing wells.

- The principal service offered by Madison is the use of the gathering system to deliver natural gas to various pipelines.

- The venture is currently serving 15 producing gas wells, 13 of which are owned by Parten Operating, Inc. ("Parten").

- Management indicated that, given the captive nature of the gathering system, transportation rates are periodically adjusted based on changes in prices for natural gas. Essentially, rates would be adjusted to ensure that the pipeline can cover all operating expenses.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

- Beginning December 1, 1996, Madison entered into a joint venture with another pipeline company owned by John R. Parten. Key provisions of the joint venture agreement include the following:

   - The two companies share the cost of constructing a central compression and dehydration facility on an equal basis.

   - The two companies share on an equal basis the revenues, costs, and expenses of operating the combined gathering systems and central compression and dehydration facility.

   - The term of the agreement is one year and continues on a month-to-month basis thereafter.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

OIL & GAS ROYALTIES

- The Company receives oil and gas royalties attributable to 17 producing oil and gas wells.

- The Company does not explore for oil or gas or participate in the drilling of oil and gas wells.

- Substantially all Company property is leased for oil and gas exploration, and substantially all of the lessees are related parties.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

AGRICULTURE LEASES

- During fiscal 2001, 2,404 acres of land were leased under various agricultural lease agreements.

-  The leases have three-year terms.

- Under the terms of the lease agreements, the Company is entitled to 25 percent of the cotton production and 30 percent of the milo, wheat, or corn production from the leased land.

- Seven J is also liable for its respective share of certain costs of the crop production.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

RANCH LEASES

- During fiscal 2001, 8,479 acres of land were leased under a ranch lease agreement.

-  The annual rent, payable monthly, is $16 per net acre.

- The Company is liable for property taxes, repairs to water wells and a portion of the maintenance expenses of the levee system.

- A ranch lease to an unrelated party was renewed on July 31, 1998 for a term of five years.

- A lease to a related party was renewed on October 31, 1999 for an additional five years, subject to earlier termination by either party by giving three months notice.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

- Seven J also entered into a lease agreement for approximately six acres on September 1, 1997 with John R. Parten.

   - The Company is entitled to an annual rent of $200,000, which is subject to escalation after ten years.

   -  The lease term is for 50 years.

   - Upon termination, any buildings or improvements constructed on the leased land become the Company's property.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

TRINITY VALLEY PECAN COMPANY

- The Company leased approximately two acres of land to Trinity under a 50-year lease agreement beginning September 1, 1998. The monthly rent is $1,500, subject to escalation after ten years.

- Seven J has guaranteed various loans for Trinity totaling approximately $977,000 as of April 30, 2002. A loan of approximately $554,000 was used to construct a pecan shelling plant.

- Trinity is responsible for all property taxes, utilities, insurance and the cost of construction, repairs or maintenance of any buildings or improvements.

- The Company has a 50 percent interest in Trinity, which it acquired through an initial investment of $350,000. The other 50 percent owner is J.R. Parten Ranch Trust, a related party.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

- During the fiscal year ended October 31, 2000, Trinity discontinued its wholesale pecan operations and currently engages in the custom shelling and retail sale of pecans and pecan products.

- For fiscal 2001, the Company's reported loss attributable to Trinity was $46,000.

- These losses and the liquidity problems that have caused Trinity to require operating advances from the Company could adversely affect Seven J's liquidity in the future.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

CUSTOMERS

-  The majority of the Company's customers are related parties.

- The Company receives a significant portion of its revenues from transactions with its major customers, including the land leases and oil and gas royalties.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

RELATED PARTY TRANSACTIONS

- The relationship of the Estate of J. R. Parten to the Company is that of a shareholder. John R. Parten and Robert F. Pratka, officers, directors and shareholders of the Company, are Co-Trustees of the J. R. Parten Ranch Trust, a trust created under the will of J. R. Parten.

- Management has indicated that all related-party transactions are on an arm's length basis.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

MANAGEMENT

- JOHN R. PARTEN, age 52, is the Chairman of the Board and President. He was elected President on November 18, 1992. He served the Company as Vice-President from 1987 until 1992.

- R. F. PRATKA, age 79, serves as Vice President and Treasurer of the Company. He has held his current position since 1970.

- VIRGINIA O. CORTINAS, age 47, was elected Secretary of the Company on March 20, 2001.

-  PATRICK J. MORAN serves as a director of the Company.

-  WILLIAM C. BENNETT serves as a director of the Company.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

EMPLOYEES

- The Company currently employs six people, two full-time ranch employees and four part-time individuals, through a labor sharing arrangement with related parties.

- None of the workers are represented by a union and the Company considers its relations with the employees to be satisfactory.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   I. OPERATIONS

OUTSIDE PROFESSIONAL SERVICES

- Mann Frankfort Stein & Lipp CPAs, LLP, a CPA firm in Houston, Texas, audits the Company's financial statements each year.

-  Seven J prepares its own interim financial reports.

-  Hughes, Watters & Askanase, LLP is the Company's legal advisor.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

FINANCIAL OVERVIEW

- Financial information for the fiscal years 1997 through 2001 and the latest twelve-month period ended July 31, 2002 (the "LTM Period") represents information from the audited financial statements presented in the Company's SEC filings.

- The Company continues to incur large losses associated with Trinity, and as of the most recent quarter, Seven J was considering discontinuing Trinity's pecan operations permanently.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

INCOME STATEMENTS

(IN $000S)                                          For the Fiscal Years Ended October 31,
                                          -------------------------------------------------------------
                                                      % of                  % of                 % of
                                            1997    Revenues     1998     Revenues   1999      Revenues
                                          -------------------------------------------------------------
Revenues
  Pipeline operations                     $   198       26.5%  $   303       38.5%  $   266      32.6%
  Net oil and gas royalties                   251       33.6%      234       29.7%      192      23.5%
  Ranch lease rentals                         119       15.9%      119       15.1%      119      14.6%
  Farm produce sales                          179       24.0%      131       16.6%      239      29.3%
  Contract and irrigation service               0        0.0%        0        0.0%        0       0.0%
  Other revenues                                0        0.0%        0        0.0%        0       0.0%
                                          -------------------------------------------------------------
    Total revenues                            747      100.0%      787      100.0%      816     100.0%

Costs and expenses
  Operating expenses                          223       29.9%      308       39.1%      382      46.8%
  General and administrative expenses         205       27.4%      238       30.2%      261      32.0%
  Deprec., amort., and impairment              91       12.2%      100       12.7%      113      13.8%
  Equity in loss of 50% owned affiliate         0        0.0%       29        3.7%      405      49.6%
  Loss contingency(a)                           0        0.0%        0        0.0%        0       0.0%
  Interest and other (income) expense         (32)      (4.3%)     (35)      (4.4%)     (13)     (1.6%)
  Taxes - other than income taxes              43        5.8%       43        5.5%       42       5.1%
                                          -------------------------------------------------------------
    Total costs and expenses                  530       71.0%      683       86.8%    1,190     145.8%

Income (loss) before income taxes             217       29.0%      104       13.2%     (374)    (45.8%)

Provision (benefit) for income taxes           48        6.4%       30        3.8%      (64)     (7.8%)
                                          -------------------------------------------------------------
  Net income (loss)                       $   169       22.6%  $    74        9.4%  $  (310)    (38.0%)
                                          =============================================================

  EBITDA                                  $   276       36.9%  $   169       21.5%  $  (274)    (33.6%)

(IN $000S)                                   For the Fiscal Years Ended October 31,      LTM Ended July 31,
                                          --------------------------------------------  ---------------------
                                                         % of                  % of                   % of
                                            2000       Revenues   2001       Revenues     2002      Revenues
                                          --------------------------------------------  ---------------------
Revenues
  Pipeline operations                     $   595         46.8%  $   632       43.7%    $   372       31.2%
  Net oil and gas royalties                   335         26.4%      308       21.3%        202       16.9%
  Ranch lease rentals                         159         12.5%      205       14.2%        218       18.3%
  Farm produce sales                          178         14.0%      248       17.2%        343       28.8%
  Contract and irrigation service               0          0.0%       48        3.3%         50        4.2%
  Other revenues                                4          0.3%        5        0.3%          8        0.7%
                                          --------------------------------------------  ---------------------
    Total revenues                          1,271        100.0%    1,446      100.0%      1,193      100.0%

Costs and expenses
  Operating expenses                          740         58.2%      860       59.5%        638       53.5%
  General and administrative expenses         319         25.1%      287       19.8%        283       23.7%
  Deprec., amort., and impairment             128         10.1%      176       12.2%        204       17.1%
  Equity in loss of 50% owned affiliate        48          3.8%       46        3.2%        190       15.9%
  Loss contingency(a)                           0          0.0%        0        0.0%        355       29.8%
  Interest and other (income) expense          20          1.6%       23        1.6%         12        1.0%
  Taxes - other than income taxes              48          3.8%       51        3.5%         38        3.2%
                                          --------------------------------------------  ---------------------
    Total costs and expenses                1,303        102.5%    1,443       99.8%      1,720      144.2%

Income (loss) before income taxes             (32)        (2.5%)       3        0.2%       (527)     (44.2%)

Provision (benefit) for income taxes           15          1.2%       17        1.2%        (90)      (7.5%)
                                          --------------------------------------------  ---------------------
  Net income (loss)                       $   (47)        (3.7%) $   (14)      (1.0%)   $  (437)     (36.6%)
                                          ============================================  =====================
  EBITDA                                  $   116          9.1%  $   202       14.0%    $  (311)     (26.1%)

Source: SEC filings
(a) Represents provision for certain debt guarantees made for Trinity Valley Pecan Company, a 50% owned affiliate

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- Revenues increased from $747,000 in fiscal 1997 to $1.4 million in 2001 before decreasing slightly to $1.3 million in the LTM Period. Revenues have become highly dependent upon pipeline operations, resulting in a stronger influence on the Company's revenues from the demand for natural gas transport.

[CHART]

Total Revenue
$Thousands

     1997        $747
     1998        $787
     1999        $816
     2000      $1,271
     2001      $1,446

- Operating expenses have increased each year, from $223,000 in fiscal 1997 to $728,000 in the LTM period. Operating expense growth continues to account for substantially all of the growth in total expenses.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- There was a 74 percent jump in total costs and expenses, from $683,000 in fiscal 1998 to $1.2 million in fiscal 1999. Nearly 80 percent of this increase can be attributed to the advances, loans, and investments in Trinity related to the Company's acquisition of a 50 percent ownership interest in Trinity.

- Although revenues have increased over the examined period, the growth has not been steady, ranging from a low of 3.7 percent in 1999 to a high of 55.8 percent in 2000. Most of the growth can be attributed to increases in revenue from pipeline operations.

- Total revenues increased slightly from $747,000 in 1997 to $787,000 in 1998 as increases in revenues from pipeline operations were partially offset by decreases in net oil and gas royalties and farm produce sales. Revenues increased to $816,000 in 1999, followed by a 56 percent increase in 2000 when revenues increased to $1.3 million. This jump was attributable to a 124 percent increase in pipeline operations revenues.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- The largest increase in operating expenses occurred between fiscal 1999 and 2000, when the Company experienced a 94 percent jump from $382,000 to $740,000.

- Adding back depreciation, amortization, and impairment expenses and interest expenses results in earnings before interest, taxes, depreciation, and amortization ("EBITDA").

- EBITDA has been slightly positive each year in the examined period except for 1999 and the LTM period. In 1999, the Company was forced to incur 100 percent of farming expenses because a tenant farmer did not renew his lease and Trinity reported a large loss for the year. These expenses, coupled with $37,000 and $42,000 decreases in pipeline operations and net oil and gas royalties, respectively, resulted in negative EBITDA for 1999.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- For the LTM period, lower revenues and higher operating expenses resulted in negative EBITDA for the period. The Company recorded a provision for losses it expected to incur related to Trinity, and this accounted for a majority of the loss in the LTM Period.

- The operations of the Company have been severely hindered by its obligations to Trinity. Non-Trinity losses that the Company incurred in 1999, 2000 and 2001 were all less than the losses attributable to Trinity.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

BALANCE SHEETS

(IN $000S)

                                                                      As of October 31,
                                 --------------------------------------------------------------------------------------------------
                                              % of                % of               % of                  % of               % of
                                   1997      Assets     1998     Assets    1999     Assets      2000     Assets      2001    Assets
                                 --------------------------------------------------------------------------------------------------
Assets
  Current assets
    Cash and cash equivalents    $   132      6.7%    $    17      0.9%  $    60      3.0%    $    46      2.2%    $    25     1.2%
    Accounts receivable               65      3.3%         36      1.9%       62      3.1%         93      4.4%        105     5.0%
    Accounts receivable -
      related party                   33      1.7%         88      4.6%       76      3.7%        136      6.4%        223    10.5%
    Accounts and note
      receivable - other              11      0.6%         52      2.7%        6      0.3%         14      0.7%          0     0.0%
    Deferred income taxes              0      0.0%          0      0.0%       40      2.0%         31      1.5%         17     0.8%
    Refundable income taxes           52      2.6%          0      0.0%       16      0.8%          2      0.1%          0     0.0%
    Other current assets(a)          148      7.5%         15      0.8%        8      0.4%         13      0.6%          3     0.1%
                                 --------------------------------------------------------------------------------------------------
        Total current assets         441     22.3%        208     10.8%      268     13.2%        335     15.9%        373    17.6%

Property and equipment, net        1,492     75.4%      1,641     85.4%    1,762     86.8%      1,775     84.1%      1,689    79.8%
Investment in affiliate
Other assets                          45      2.3%         72      3.7%        1      0.0%          1      0.0%         55     2.6%
                                 --------------------------------------------------------------------------------------------------
        Total assets             $ 1,978    100.0%    $ 1,921    100.0%  $ 2,031    100.0%    $ 2,111    100.0%    $ 2,117   100.0%
                                 ==================================================================================================

                                  As of July 31,        Adjusted (c)
                               ------------------   -------------------
                                            % of                  % of
                                 2002      Assets      2002      Assets
                               ------------------   -------------------
Assets
  Current assets
    Cash and cash equivalents  $    20       1.1%    $   251      10.6%
    Accounts receivable             18       1.0%         18       0.8%
    Accounts receivable -
      related party                172       9.3%         52       2.2%
    Accounts and note
      receivable - other             0       0.0%          0       0.0%
    Deferred income taxes            0       0.0%          0       0.0%
    Refundable income taxes          0       0.0%          0       0.0%
    Other current assets(a)          3       0.2%          3       0.1%
                               ------------------   -------------------
        Total current assets       213      11.5%        324      13.7%

Property and equipment, net      1,583      85.5%      1,583      67.0%
Investment in affiliate                                  400      16.9%
Other assets                        55       3.0%         55       2.3%
                               ------------------   -------------------
        Total assets           $ 1,851     100.0%    $ 2,362     100.0%
                               ==================   ===================

(a)  1997 figure includes inventories of $138
(b) Includes the accrual for the debt guarantees made for Trinity Valley Pecan Company, a 50% owned affiliate, of $133 in 2000 and 2001 and $333 in 2002
(c)  As of October 28, 2002; see page 33 for details

Source: SEC filings

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

(IN $000S)

                                                                           As of October 31,
                                                    -------------------------------------------------------------
                                                                % of                  % of                  % of
                                                      1997     Assets      1998      Assets      1999      Assets
                                                    -------------------------------------------------------------
Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                $    82     4.1%     $    11       0.6%     $    68      3.3%
    Accounts payable - related parties                   38     1.9%          38       2.0%         144      7.1%
    Accrued expenses                                     21     1.1%          54       2.8%          21      1.0%
    Accrued taxes other than income taxes                28     1.4%          25       1.3%          25      1.2%
    Notes payable                                         0     0.0%           0       0.0%          80      3.9%
    Deferred income taxes                                39     2.0%           0       0.0%           0      0.0%
    Current maturities of long-term debt                  0     0.0%           0       0.0%          48      2.4%
                                                    -------------------------------------------------------------
      Total current liabilities                         208    10.5%         128       6.7%         386     19.0%

  Long-term debt                                          0     0.0%           0       0.0%         101      5.0%
  Deferred income taxes                                  90     4.6%          97       5.0%          73      3.6%
  Deferred revenues and other liabilities(b)              9     0.5%           9       0.5%          94      4.6%
                                                    -------------------------------------------------------------
        Total liabilities                               307    15.5%         234      12.2%         654     32.2%

  Stockholders' equity
    Common stock                                      1,451    73.4%       1,451      75.5%       1,451     71.4%
    Retained earnings (deficit)                         220    11.1%         236      12.3%         (74)    (3.6%)
                                                    -------------------------------------------------------------
      Total stockholders' equity                      1,671    84.5%       1,687      87.8%       1,377     67.8%
                                                    -------------------------------------------------------------

        Total liabilities and stockholders' equity  $ 1,978   100.0%     $ 1,921     100.0%     $ 2,031    100.0%
                                                    =============================================================

                                                                 As of October 31,
                                                    ----------------------------------------
                                                                % of                   % of
                                                     2000       Assets      2001      Assets
                                                    ----------------------------------------
Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                $    39      1.8%      $   118      5.6%
    Accounts payable - related parties                  177      8.4%          113      5.3%
    Accrued expenses                                     40      1.9%           66      3.1%
    Accrued taxes other than income taxes                39      1.8%           48      2.3%
    Notes payable                                        56      2.7%            0      0.0%
    Deferred income taxes                                 0      0.0%            0      0.0%
    Current maturities of long-term debt                 98      4.6%          104      4.9%
                                                    ----------------------------------------
      Total current liabilities                         449     21.3%          449     21.2%

  Long-term debt                                        111      5.3%          140      6.6%
  Deferred income taxes                                  77      3.6%           74      3.5%
  Deferred revenues and other liabilities(b)            144      6.8%          138      6.5%
                                                    ----------------------------------------
        Total liabilities                               781     37.0%          801     37.8%

  Stockholders' equity
    Common stock                                      1,451     68.7%        1,451     68.5%
    Retained earnings (deficit)                        (121)    (5.7%)        (135)    (6.4%)
                                                    ----------------------------------------
      Total stockholders' equity                      1,330     63.0%        1,316     62.2%
                                                    ----------------------------------------

        Total liabilities and stockholders' equity  $ 2,111    100.0%      $ 2,117    100.0%
                                                    ========================================

                                                         As of July 31,         Adjusted (c)
                                                     ---------------------  ----------------------
                                                                   % of                      % of
                                                      2002        Assets       2002         Assets
                                                     ---------------------  ----------------------
Liabilities and stockholders' equity
  Current liabilities
  Accounts payable                                   $   128        6.9%      $   128        5.4%
  Accounts payable - related parties                     198       10.7%          198        8.4%
  Accrued expenses                                        35        1.9%           35        1.5%
  Accrued taxes other than income taxes                    0        0.0%            0        0.0%
  Notes payable                                            0        0.0%            0        0.0%
  Deferred income taxes                                    0        0.0%            0        0.0%
  Current maturities of long-term debt                   100        5.4%           11        0.5%
                                                     ---------------------  ----------------------
    Total current liabilities                            461       24.9%          372       15.7%

  Long-term debt                                          56        3.0%          656       27.8%
  Deferred income taxes                                    0        0.0%            0        0.0%
  Deferred revenues and other liabilities (b)            338       18.3%          195        8.3%
                                                     ---------------------  ----------------------
      Total liabilities                                  855       46.2%        1,223       51.8%

  Stockholders' equity
    Common stock                                       1,451       78.4%        1,451       61.4%
    Retained earnings (deficit)                         (455)     (24.6%)        (312)     (13.2%)
                                                     ---------------------  ----------------------
      Total stockholders' equity                         996       53.8%        1,139       48.2%
                                                     ---------------------  ----------------------

        Total liabilities and stockholders' equity   $ 1,851      100.0%      $ 2,362      100.0%
                                                     =====================  ======================

(a)  1997 figure includes inventories of $138
(b) Includes the accrual for the debt guarantees made for Trinity Valley Pecan Company, a 50% owned affiliate, of $133 in 2000 and 2001 and $333 in 2002
(c)  As of October 28, 2002; see page 33 for details
Source: SEC filings

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- Total assets, consisting primarily of property and equipment, generally increased over the examined period from $2.0 million to $2.4 million.

- The decrease that occurred in 1998 was attributable to sharp decreases in operating cash and inventories.

[CHART]

Total Assets
$Thousands

     1997      $1,978
     1998      $1,921
     1999      $2,031
     2000      $2,111
     2001      $2,117

- Property and equipment increased from $1.5 million in 1997 to $1.8 million in 2000, before decreasing to $1.7 million in 2001. Property and equipment totaled $1.6 million on July 31, 2002.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

- With the exception of 1997, when the Company held $132,000 in cash, fiscal year

- end cash has generally declined and has not exceeded $60,000. Historically the Company has used cash to fund the operations of Trinity. The Company is expected to receive approximately $600,000 in capital during October 2002 as part of the Debt Refinancing described later. The majority of this capital will be used to fund Trinity's operating losses.

- Accounts receivable from related parties increased from $33,000 in 1997 to $88,000 in 1998 before declining to $76,000 in 1999. Since then, accounts receivable from related parties increased to $223,000 in 2001 and stood at $172,000 as of July 31, 2002.

- Total liabilities generally increased from $307,000 in 1997 to $855,000 as of July 31, 2002. The sharp increase in 1999 was attributable to the addition of notes payable and long-term debt. Stockholders' equity generally decreased as a percentage of total assets from 84.5 percent in 1997 to 53.8 percent as of July 31, 2002.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                          II. FINANCIAL OVERVIEW

BALANCE SHEETS - DEBT REFINANCING

(IN $000S)

                                               -----------------------------------------------------------
                                               July 31, 2002             (a)     (b)     (c)      Adjusted
                                               -----------------------------------------------------------
     Cash                                          $ 20                $ 111          $  120       $  251

     Accounts receivable - related party            172                                 (120)          52

     Investment in affiliate                          0                  400                          400

     Current maturity LTD                           100                  (89)                          11

     Existing LTD                                    56                                                56

     New LTD                                          0                  600                          600

     Other LT liabilities                           338                         (333)                 195
                                                                                 190

     Equity                                         996                          143                1,139

(a) New long term debt financing closed on October 28, 2002. Of the $600,000 gross proceeds, $400,000 will be invested as equity in Trinity and $89,000 will repay the Frost bank loan. The remaining $110,000 will be used for working capital and general corporate purposes.
(b) Trinity will use the proceeds from the additional investment of Seven J to repay the outstanding bank loan of approximately $666,000, which will eliminate the accrued LT liability of $333,000 for Seven J's 50% share of the loan guarantee. Seven J will retain its 50% share of a $380,000 loan guarantee to First National Bank of Crockett, or $190,000
(c) Trinity will use the proceeds after repayment of the $666,000 bank loan to pay Seven J approximately $120,000 owed as a related party receivable.

                                                          II. FINANCIAL OVERVIEW

STATEMENTS OF CASH FLOW

(IN 000S)

                                                                                For the Fiscal Years Ended October 31,       LTM
                                                                               -----------------------------------------   -------
                                                                               1997     1998     1999      2000    2001    7/31/02
                                                                               -----------------------------------------   -------
     CASH FLOWS FROM OPERATING ACTIVITIES
       Net income (loss)                                                       $ 169   $   74   $ (310)   $ (47)   $ (14)  $ (437)
       Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation, amortization and impairment                               91      100      113      128      176      204
          Deferred income taxes                                                   18      (32)     (64)      13       11     (122)
          Equity in loss of 50% owned affiliate                                    0       29      405       48       46      190
          Provision for bad debts                                                  0        0        0        0       50      205
          Increase (decrease) in cash resulting from changes in:
            Accounts receivable                                                  127      (31)      32      (99)    (135)      75
            Refundable income taxes                                               14       52      (16)      14        2        2
            Other current assets(a)                                             (100)     141        7       (5)      10      209
            Acct. payable, accrued expenses and unearned income                   50      (41)     130       39       44      (52)
                                                                               -----------------------------------------   -------
              Net cash provided by operating activities                          369      292      297       91      190      274

     CASH FLOWS FROM INVESTING ACTIVITIES
       Purchases of property and equipment                                      (229)    (256)    (233)    (141)     (27)      (6)
       Investments in and advances to 50% owned affiliate                        (47)     (93)    (250)       0      (46)    (190)
                                                                               -----------------------------------------   -------
              Net cash used in investing activities                             (276)    (349)    (483)    (141)     (73)    (196)

     CASH FLOWS FROM FINANCING ACTIVITIES
       Proceeds from long-term debt                                                0        0      166      120       71        0
       Dividends paid                                                            (58)     (58)       0        0        0        0
       Proceeds from notes payable                                                 0        0       80      120        0        0
       Payment on long-term debt                                                   0        0      (17)    (204)    (209)     (61)
                                                                               -----------------------------------------   -------
              Net cash provided by financing activities                          (58)     (58)     229       36     (138)     (61)

                                                                               -----------------------------------------   -------
     Net increase in cash and cash equivalents                                 $  35   $ (115)   $  43    $ (14)   $ (21)   $  17
     Cash and cash equivalents at beginning of period                             97      132       17       60       46       26
                                                                               -----------------------------------------   -------
     Cash and cash equivalents at end of period                                $ 132   $   17    $  60    $  46    $  25    $  43
                                                                               =========================================   =======

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

(a) 1997 figure includes an increase of inventories of $103; 1998 figure includes a decrease in inventories of $138
Source: SEC filings

                                                          II. FINANCIAL OVERVIEW

STATEMENTS OF CASH FLOW

- Cash flow from operating activities has been positive throughout the examined period, although it has fluctuated between a low of $91,000 in 2000 to a high of $369,000 in 1997. Operating cash flow for the LTM Period was $274,000.

- Cash was used for investing activities throughout the examined period and ranged from $73,000 to $349,000. Although purchases of property and equipment have generally accounted for the majority of the cash used, investments in Trinity have been continuous throughout the period and reached a peak in 1999 when Trinity investments accounted for more of the total than property and equipment purchases.

- Cash flow from financing activities fluctuated significantly over the examined period, ranging from a net decrease of $115,000 in 1998 to a net increase of $43,000 in 1999.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

III.  CONDITIONS AND OUTLOOK

- As of the valuation date, the economy's recent recovery attempt appeared to be slowing toward a possible double-dip recession, according to major economic indicators. As a result, after a strong 2002 first quarter annual GDP growth rate of 4.9 percent, the U.S. economy slowed to a tepid annual GDP growth rate of 1.1 percent in second quarter 2002.

- In their most recent meeting on August 13, 2002, the Federal Open Market Committee ("FOMC") decided to keep the federal funds target rate unchanged at a rate of 1.75 percent. This rate, which was at its lowest level in 40 years, was set on December 11, 2001 and had since remained unchanged.

- One of the most significant gauges of inflation in the U.S. is the consumer price index ("CPI"), which is a measure of the average changes over time in the prices of a market basket of goods and services. The CPI increased from
   1.5 percent in July 2002 to 1.8 percent in August, but remained relatively low compared with historical levels.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                     III. CONDITIONS AND OUTLOOK

U.S. ECONOMY

- Consumer spending, which accounts for two-thirds of the economy, continued to grow despite the negative effect on personal wealth from the declining markets. Total retail sales increased by 1.2 percent from $303.92 billion in July 2002 to $306.21 billion in August. Consumer spending was expected to grow at a 3.5 percent rate in third quarter 2002.

- The unemployment rate had been on the rise since its recent low of 3.9 percent in October 2000, as shrinking profits led employers to reduce payroll costs and stood at 5.7 percent in August 2002.

- Driven by easy access to low-cost mortgages and a limited supply of housing inventory in the market, the housing industry boomed over the last year, with U.S. house prices up 7.4 percent in July 2002 from July 2001. New home sales increased 6.7 percent in July to a record 1.02 million-unit rate.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                     III. CONDITIONS AND OUTLOOK

STOCK MARKET AND INTEREST RATES

- Through the first quarter of 2002, the U.S. equity markets appeared to be responding to the strengthening economy by beginning a slow but steady recovery from their September 2001 lows. But investors became fearful that the recent gains were unwarranted after first quarter earnings reports proved modest.

- As concerns about weak earnings were compounded by debt downgrades and warnings over high corporate debt levels, the Securities and Exchange Commission ("SEC") began investigations into the accounting practices of several major U.S. corporations, ultimately finding and exposing grievous financial misrepresentations.

- As a result, by the end of the second quarter all three of the major U.S. stock indexes had fallen below their September 2001 levels to new five-year lows.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                     III. CONDITIONS AND OUTLOOK

- The S&P 500 index measures the performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major U.S. industries. The S&P 500 declined over 20 percent over the previous twelve months.

- As of the valuation date, price to earnings ("P/E") ratios had significantly declined but remained high compared with historical levels due to declining earnings. The S&P P/E ratio stood at 32.6x in August 2002.

- The yield on 20-year Treasury bonds declined 41 basis points over the past year to 5.06 percent at the end of August 2002. The yield on three-month Treasury bills significantly decreased by 168 basis points over the past year to 1.69 percent at the end of August 2002.

- The prime rate, which is the rate that banks charge their most creditworthy customers, also decreased significantly from 6.50 percent at the end of August 2001 to 4.75 percent at the end of August 2002.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

IV.  VALUATION - SELECTION OF METHODOLOGY

-  Market Approach: Comparable Companies and Transactions

   - Given the diversity of business units of Seven J and the relatively small size of each unit, there were no publicly

   - traded companies or merger and acquisition transactions that were comparable to Seven J.

   - Furthermore, because Seven J has historically generated net losses and EBITDA was negative during the latest 12-month period, historical earnings cannot be used to make meaningful valuation comparisons.

   - Furthermore, Seven J's earnings before interest, taxes, depreciation and amortization were negative during the latest twelve month period and the latest two fiscal years rendering this pricing parameter unusable.

   - Regardless of the lack of comparable publicly traded companies, it is highly unlikely that any implied equity value for Seven J derived from multiples of comparable companies would result in an equity value greater than the value derived under the Net Asset Value approach (see next page).

   - Based on these factors, it was inappropriate to rely on the market based approach.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

-  Income Approach: Discounted Cash Flow

   - Typically, a discounted cash flow valuation analysis would also be performed, but due to the difficulty in projecting future financial results for Seven J and management's expectation that cash flows will continue to be negative for the foreseeable future, Howard Frazier concluded that the discounted cash flow analysis would not be a reliable valuation measure.

-  Asset Approach:  Net Asset Value

   - This approach is applicable in situations where there is a question as to whether the business has the ability to continue as an on-going entity or in situations where current or expected future earnings from operations are insufficient to generate a return greater than that which could be generated through sale of the assets.

   -  We believe the Asset Approach is the most appropriate in this case.

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

NET ASSET VALUE

(IN $000S, EXCEPT PER SHARE AMOUNT)

                                                       Adjusted (a)
                                                     -------------------  ------------------------
                                                       Book        % of      Market          % of
                                                      Value       Assets     Value         Assets
                                                     -------------------  ------------------------
Assets
  Current assets
    Cash and cash equivalents                        $   251       10.6%  $        251        2.7%
    Accounts receivable                                   18        0.8%            18        0.2%
    Accounts receivable - related party                   52        2.2%            52        0.6%
    Other current assets                                   3        0.1%             3        0.0%
                                                     -------------------  ------------------------
      Total current assets                               324       13.7%           324        3.5%

  Property and equipment
    Real estate                                                                  8,469       91.3%(b)
    Farm equipment                                                                 102        1.1%(c)
    Oil and gas interests                                                          325        3.5%(d)
                                                     -------------------  ------------------------
      Property and equipment, net                      1,583       67.0%         8,896       95.9%

  Investment in affiliate                                400       16.9%             0        0.0%(e)
  Other assets                                            55        2.3%            55        0.6%
                                                     -------------------  ------------------------
        Total assets                                 $ 2,362      100.0%  $      9,275      100.0%
                                                     ===================  ========================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                 $   128        5.4%  $        128        1.4%
    Accounts payable - related parties                   198        8.4%           198        2.1%
    Accrued expenses                                      35        1.5%            35        0.4%
    Current maturities of long-term debt                  11        0.5%            11        0.1%
                                                     -------------------  ------------------------
      Total current liabilities                          372       15.7%           372        4.0%

  Long-term debt                                         656       27.8%           656        7.1%
  Deferred revenues and other liabilities                195        8.3%           195        2.1%
                                                     -------------------  ------------------------
        Total liabilities                              1,223       51.8%         1,223       13.2%

  Stockholders' equity
    Common stock                                       1,451       61.4%                      0.0%
    Retained earnings (deficit)                         (312)     (13.2%)                     0.0%
                                                     -------------------  ------------------------
      Total stockholders' equity                       1,139       48.2%         8,052       86.8%
                                                     -------------------  ------------------------
        Total liabilities and stockholders' equity   $ 2,362      100.0%  $      9,275      100.0%
                                                     ===================  ========================

Net asset value ("NAV") of the Company                                    $      8,052
NAV per share of common stock                                             $       5.55
Shares outstanding                                                           1,451,000

(a) Adjusted per Debt Refinancing (see page 33)
(b) Market value per appraisal by James Connor Smith (see Exhibit I)
(c) Market value per appraisal by Hawkins James & Still Equipment Co. (see
    Exhibit II)
(d) Market value per appraisal by Huddleston & Co, Inc. (see Exhibit III)
(e) Represents additional investment in Trinity Valley Pecan Company, which has an estimated market value of $0 due to continued losses

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

MINORITY INTEREST

                    SUMMARY OF PARTNERSHIP RE-SALE DISCOUNTS

                                          NUMBER OF            AVERAGE        AVERAGE
PARTNERSHIP CATEGORY                    PARTNERSHIPS          DISCOUNT         YIELD
-------------------------------------------------------------------------------------
Equity - Distributing (Low Debt) (a)         18                  16%            8.6%
Insured Mortgages                             7                  19%           13.6%
Triple-Net-Lease                             23                  19%           10.5%
Equity - Distributing (High Debt) (b)        14                  26%            6.5%
Equity - Non-distributing                     5                  32%            0.0%
Undeveloped Land                              3                  35%            0.0%

[CHART]

                  SUMMARY OF DISCOUNTS BY PARTNERSHIP CATEGORY



(a) Low to no debt
(b) Moderate to high debt
Source: THE PARTNERSHIP SPECTRUM - May/June 2002

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

        EQUITY REAL ESTATE PARTNERSHIPS -- UNDEVELOPED LAND PARTNERSHIPS
                               AS OF JULY 20, 2002
                       RANKED BY PERCENT DISCOUNT FROM NAV

                                                                               DISCOUNT
                                                                AVERAGE          FROM         CF PER           CF/
PARTNERSHIP                                  NAV (a)            PRICE (b)         NAV        UNIT(a)(c)        NAV
--------------------------------------------------------------------------------------------------------------------
Inland Land Appreciation Fund II           $ 1,321.00        $   798.52         (39.6%)        $14.73          1.1%
InLand Capital Fund                          1,131.00            794.20         (29.8%)          1.56          0.1%
Inland Land Appreciation Fund                1,090.00            779.90         (28.4%)          9.83          0.9%
--------------------------------------------------------------------------------------------------------------------

Average                                                                         (32.6%)                        0.7%
--------------------------------------------------------------------------------------------------------------------

Seven J Stock Farm                         $8,469,089        $5,928,362         (30.0%)        $ 0.01          0.0%
--------------------------------------------------------------------------------------------------------------------

                                             AVG.        TOTAL                        # OF             # OF       CAPITAL
                                             CF         NAV(a)(d)  LEVERAGE        PROPERTIES         STATES     GAINS AS
PARTNERSHIP                               MULTIPLE       (000s)       (e)             (e)               (e)      % OF NAV
-------------------------------------------------------------------------------------------------------------------------
Inland Land Appreciation Fund II            54.2x       $66,142       0%               18                1         46%

InLand Capital Fund                        509.1x        36,573        0%              12                1         40%
Inland Land Appreciation Fund               79.3x        32,256       18%              16                1         32%
-------------------------------------------------------------------------------------------------------------------------

Average                                    214.2x       $44,991        6%              15                1         40%
-------------------------------------------------------------------------------------------------------------------------

Seven J Stock Farm                            NM        $ 8,469        0%               1                1         80%(f)
-------------------------------------------------------------------------------------------------------------------------

(a) Value taken from the May/June 2002 PARTNERSHIP SPECTRUM
(b) Weighted average for trades between 6/1/02 and 7/31/02
(c) Cash flow per unit is before capital expenditures; annualized
(d) NAV multiplied by the number of units outstanding
(e) Data obtained from Spring 2002 PARTNERSHIP PROFILES
(f) Estimated figure

Sources:
PARTNERSHIP SPECTRUM - May/June 2002
PARTNERSHIP SPECTRUM - July/August 2002
PARTNERSHIP PROFILES - Spring 2002

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

MARKETABLE MINORITY INTEREST VALUE

NAV per share of common stock                                        $5.55

Minority interest discount                              30%          (1.67)
                                                                     -----

Marketable minority interest value per share                         $3.89
                                                                     =====

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                                                   IV. VALUATION

FAIR MARKET VALUE

Marketable minority interest value per share                         $3.89

Discount for lack of marketability (a)                 25%           (0.97)
                                                                     -----

FAIR MARKET VALUE PER SHARE (ROUNDED)                                $2.90
                                                                     =====

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

(a) Refer to Exhibit IV

                                    EXHIBITS

                                        [HOWARD FRAZIER BARKER ELLIOTT INC LOGO]

                                       47